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                                                                    Exhibit 10.1

                            FINANCIAL PACIFIC COMPANY
                             1998 STOCK OPTION PLAN

         Effective as of March 20, 1998, the Board of Directors of Financial Pacific Company (the "Company") adopted the following 1998 Stock Option Plan (the "Plan"). Capitalized terms are defined in Section 20 of the Plan.

         1. PURPOSE. The purpose of the Plan is to provide selected employees and directors with a proprietary interest in the Company through the granting of Nonqualified Stock Options that will:

                  (a) increase the interest of the selected employees and directors in the Company's welfare;

                  (b) furnish an incentive to the selected employees and directors to continue their services for the Company; and

                  (c) provide a means through which the Company may attract able persons to either enter its employ or serve as directors.

         2.       ADMINISTRATION. The Plan will be administered by the Board.

         3. PARTICIPANTS. The Board shall, from time to time, select the particular employees or directors of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan.

         4. WITHHOLDING OF TAXES. Notwithstanding anything to the contrary contained herein, if a participant is entitled to receive shares of Common Stock upon exercise of an option, the Company shall have the right to require such participant, prior to the delivery of such shares and as a condition to such exercise, to pay to the Company the amount of any federal, state or local income taxes and other amounts which the Company is required by law to withhold. In its discretion (and to the extent not prohibited by any agreements to which the Company is a party), the Board may permit participants to satisfy withholding obligations by delivering previously owned shares.

         5. SHARES SUBJECT TO PLAN. The Board may grant options under the Plan for the purchase in the aggregate of up to 68,644.21622 shares of Common Stock, consisting of:

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                  (a)      35,008.55027 shares of Common Stock, which may be
granted to the employees of the Company and its Subsidiaries and shall be subject to the vesting requirements set forth in Section 10(a) of this Plan (the "Management Options");

                  (b) 11,669.51676 shares of Common Stock, which may be granted to employees of the Company and shall be subject to the vesting requirements set forth in Section 10(b) of this Plan (the "Management 35% Performance Options");

                  (c) 11,669.51676 shares of Common Stock, which may be granted to employees of the Company and shall be subject to the vesting requirements set forth in Section 10(c) of this Plan (the "Management 45% Performance Options");

                  (d) 6,177.97946 shares of Common Stock, which may be granted to directors of the Company and shall be subject to the vesting requirements set forth in Section 10(a) of this Plan (the "Director Options");

                  (e) 2,059.32649 shares of Common Stock, which may be granted to directors of the Company and shall be subject to the vesting requirements set forth in Section 10(b) of this Plan (the "Director 35% Performance Options", and, together with the Management 35% Performance Options, the "35% Performance Options");

                  (f) 2,059.32649 shares of Common Stock, which may be granted to directors of the Company and shall be subject to the vesting requirements set forth in Section 10(c) of this Plan (the "Director 45% Performance Options" and, together with the Management 45% Performance Options, the "45% Performance Options");

provided that the preceding share amounts may be adjusted to reflect, if deemed appropriate by the Board, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company; provided further that, except as otherwise specifically provided in any applicable stock option agreement, the number of shares subject to any option shall always be rounded down to the nearest whole number. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan. The Board may, in its sole discretion, allocate any unallocated Director Options, Director 35% Performance Options or Director 45% Options to employees of the Company and its subsidiaries.

         6. ALLOTMENT OF SHARES. The Board shall determine the number of shares of Common Stock to be offered from time to time by grant of options to employees and directors of the Company and its Subsidiaries. The grant of an option

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to an employee or director shall be deemed neither to entitle the employee or director to, nor to disqualify the employee or director from, participation in any other grant of options under the Plan. All options under the Plan which are not granted effective as of August 31, 1998, are referred to herein as "Unallocated Options".

         7. GRANT OF OPTIONS. All options under the Plan shall be granted by the Board. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Board, but which are not inconsistent with the Plan; provided that the options granted effective August 31, 1998, shall be evidenced by stock option agreements containing substantially the same terms and conditions as those set forth on Exhibit A attached hereto (except as otherwise approved by the Board at the time of such grants). The Company shall execute stock option agreements upon instructions from the Board.

         8. OPTION PRICE. The exercise price for any option under the Plan shall be determined by the Board.

         9. OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Board authorizes the option unless the Board specifies a later date, and will terminate as provided herein and in the applicable option agreement. No option may remain outstanding longer than 10 years from the date the option is granted. In addition to the vesting requirements of Section 10 hereof, the Board may provide in the applicable option agreement for such other terms, conditions and restrictions with respect to the exercise of options as it may determine. The Board may provide for termination of the option in the case of termination of employment, termination of directorship or any other reason.

         10.      VESTING OF OPTIONS.

                  (a) Vesting Requirements for Management Options and Director Options. Except as otherwise expressly set forth herein, Management Options and Director Options shall vest over five years subject to the performance goals set forth below, with 20% of the shares that are subject to such options vesting for each year in which the Company attains the target level set forth below relating to such year.

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                    Management and Director Option Vesting --
                              Performance Criteria

  Performance                            EBT Minimum
    Period                              Target Level
----------------                        ------------
1998 fiscal year                        $  6,350,000
1999 fiscal year                        $  7,900,000
2000 fiscal year                        $  9,800,000
2001 fiscal year                        $ 12,200,000
2002 fiscal year                        $ 15,200,000

Except as otherwise expressly set forth herein, in the event that the EBT Minimum Target Level is not reached in any given fiscal year, the Management Options and Director Options which could have vested in such year under this
Section 10(a) shall not vest (such options shall be referred to as "Nonvested Options").

         In the event of a Change of Control (as defined below) prior to such fifth anniversary, 100% of all such outstanding options which have not vested (including both Nonvested Options relating to previous periods and unvested options relating to future periods) will vest if the Windward Group achieves, after giving effect to such Change of Control transaction, a 25% compounded, annual rate of return on its aggregate equity investment in the Company (the "Windward Return"); provided however, that in the event of a sale of less than all of the Windward Group's equity investment in the Company which results in the achievement of the Windward Return regardless of any return which could be achieved (and assuming for such purposes that the remainder of Windward's equity investment is sold for zero), then such sale shall be deemed a "Change of Control" in which the Windward Return has been achieved.

                  (b) Vesting Requirements for 35% Performance Options. Except as otherwise expressly set forth herein, all outstanding 35% Performance Options shall vest in the event of a Change of Control in which the Windward Group achieves, after giving effect to such Change of Control transaction, a 35% compounded, annual rate of return on its aggregate equity investment in the Company (the "35% Windward Return"); provided, however, that in the event of a sale of less than all of the Windward Group's equity investment in the Company which results in the achievement of the Windward 35% Return regardless of any return which could be achieved (and assuming for such purposes that the remainder of Windward's equity

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investment is sold for zero), then such sale shall be deemed a "Change of
Control" in which the 35% Windward Return has been achieved.

                  (c) Vesting Requirements for 45% Performance Options. Except as otherwise expressly set forth herein, all outstanding 45% Performance Options shall vest in the event of a Change of Control in which the Windward Group achieves, after giving effect to such Change of Control transaction, a 45% compounded, annual rate of return on its aggregate equity investment in the Company (the "45% Windward Return"); provided, however, that in the event of a sale of less than all of the Windward Group's equity investment in the Company which results in the achievement of the 45% Windward Return regardless of any return which could be achieved (and assuming for such purposes that the remainder of Windward's equity investment is sold for zero), then such sale shall be deemed a "Change of Control" in which the 45% Windward Return has been achieved.

                  (d)      Change of Control; Windward Rate of Return.

                           (i)      Changes of Control. Subject to the provisos
contained in the last paragraph of Section 10(a) and in Section 10(b) and
Section 10(c) hereof, a "Change of Control" is defined as any transaction or series of related transactions in which all of the Company is sold to a third party unaffiliated with the Company, the Windward Group or any of their Affiliates (whether by merger, consolidation, sale of securities, sale of all or substantially all of the assets or any similar business combination) or in which the Windward Group and its Affiliates and their Permitted Transferees (as defined in the Shareholders Agreement) sell or otherwise dispose of all of the Common Stock held by such entities and persons (including, without limitation, pursuant to a public offering). Notwithstanding the foregoing (including the provisos contained in the last paragraph of Section 10(a) and in Section 10(b) and Section 10(c) hereof), the term "Change of Control" shall not include any sale or deemed sale or disposition of the Company to (A) any Affiliate of the Windward Group, (B) any entity or successor entity in which the Windward Group holds at least a majority of the total voting power of such entity or successor entity (or retains the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the members of the Board of Directors or other governing body of such entity or successor entity), (C) any entity in which the Company, directly or indirectly, owns a majority of the equity and voting interest (including a wholly owned subsidiary of the Company), or (D) any entity formed at the direction of the Company in connection with obtaining financing for the Company under an arrangement which provides the Company with an option to reacquire its assets or other properties or other similar financing arrangement.

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                           (ii)     Calculating Windward Rate of Return. In
calculating the compounded annual rate of return on the Windward Group's aggregate equity investment in the Company (or any portion thereof) for purposes of Sections 10(a), 10(b) or 10(c), such amount shall be calculated based on the gross proceeds received by the Windward Group relating to the relevant transaction(s) after any payment of, or reasonable provision for, any costs or liabilities relating to such transaction(s), including, without limitation, (A) any transaction costs, including without limitation, any legal, investment banking, brokerage, accounting, consulting and other similar fees and expenses, reasonably incurred by the Windward Group and its Affiliates in connection with such transaction(s), (B) any liabilities or other amounts reasonably expected to arise (as determined prior to any such transaction by the Board in good faith) pursuant to any purchase price adjustments or indemnification obligations associated with such transaction(s) or pursuant to any pension or other post-employment benefit obligations of the Company and its Subsidiaries, any environmental matters relating to the Company and its Subsidiaries and any other similar liabilities for which the Windward Group and its Affiliates remain contingently liable, (C) any indebtedness incurred by the Windward Group in connection with its acquisition of any part of its equity investment or required to be paid by the Windward Group by reason of any such sale or disposition, and
(D) the dilutive effect of all options, warrants and similar securities, including, without limitation, NonVested Options, which vest as a result of the Change of Control. To the extent the proceeds of any transaction(s) include any securities or other property other than cash, the Board shall determine in good faith the fair market value of such securities or property.

                  (e) Automatic Vesting. Unless otherwise provided in a stock option agreement and notwithstanding any other provision contained in the Plan to the contrary (including the failure to attain any applicable performance goal relating to the vesting of any option granted hereunder), each option granted hereunder shall automatically vest and become fully exercisable on the ninth anniversary of the date of grant (or such other time less than nine years as specified in the applicable stock option agreement), so long as the optionee remains continually employed by the Company from the date of grant through such tenth anniversary.

         11. RIGHTS IN THE EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of section 22(e)(3) of the Internal Revenue Code) while in the employ of the Company or while serving as a director of the Company but prior to termination of his right to exercise an outstanding option in accordance with the provisions of his or her stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant

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on the date of the participant's death or disability, by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or (ii) the participant or his or her personal representative in the event of the participant's disability, provided the option is exercised prior to the date of its expiration or not more than 180 days from the date of the participant's death or disability whichever first occurs. After the expiration of such 180 day period, each such option shall immediately terminate without any action on the part of the Company.

         12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check or by tendering previously owned shares of Common Stock, provided such shares have been held by the optionee for a minimum of six months, at the Fair Market Value per share at the time of exercise, or through such other cashless or other exercise procedure approved by the Company. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him or her.

         13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised by, or may shares be issued to, a participant or Qualifying Family Member pursuant to an option (x) if any necessary listing of the shares on a stock exchange has not been accomplished or (y) unless and until such participant enters into an agreement with the Company pursuant to which such participant agrees, in accordance with the provisions of the Shareholders Agreement, to be bound by the terms and conditions of the Shareholders Agreement, including any requirements for shares issued upon exercise of options to carry a restrictive legend. The Board may offer a participant, upon such conditions and restrictions set forth on a schedule attached to his or her Option Agreement and in lieu of receipt from him or her of the exercise price and issuance of certificates for the shares of stock exercised, the right to elect payment in cash, Common Stock, or a combination of cash and Common Stock as the Board shall determine in an amount equal to the excess of the Fair Market Value per share on the date of exercise or other prescribed date over the per share exercise price under the option, multiplied by the number of shares covered by the option thereof being exercised.

         14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price shall be adjusted to reflect any stock dividend, stock split, share combination, and, as deemed appropriate by the Board, any exchange of

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shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

         15. NONASSIGNABILITY. Options may not be transferred other than to a Qualifying Family Member or by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant or by a Qualifying Family Member.

         16. INTERPRETATION. The Board shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Board may rescind and amend its rules and regulations at any time.

         17. AMENDMENT OR DISCONTINUANCE. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided that no suspension, termination, modification or amendment of the Plan may adversely affect in any material respect (i) any option previously granted, unless the written consent of the participant to whom the option has been granted has been obtained, or (ii) any Unallocated Option, unless the written consent of the Chief Executive Officer of the Company or the holder of such option has been obtained.

         18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board shall be deemed to give any director, officer or employee any right to be granted an option to purchase Common Stock or any other rights except as may be evidenced by a stock option agreement, or any amendment thereto, duly authorized by the Board and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

         19. TERM. Unless sooner terminated by action of the Board, this Plan shall terminate on March 20, 2008. The Board may not grant options under the Plan after that date, but options granted before or as of that date will continue to be effective in accordance with their terms.

         20. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

                  (a) "Affiliate" shall have the same meaning as set forth in the Shareholders Agreement.

                  (b) "Board" means the board of directors of the Company or a committee appointed by the board of directors to administer the Plan or any portion of the Plan.

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                  (c)      "Cause" shall (a) with respect to the termination of
employment of any employee of the Company or any of its Subsidiaries, have the same meaning as set forth in Section 1.1(f) of the Shareholders Agreement, and
(b) with respect to the circumstances surrounding the removal of any director of the Company, have the same meaning as set forth in Section 2.6 of the Shareholders Agreement.

                  (d) "Common Stock" means the Common Stock, par value [$.10] per share, of the Company, and any and all shares of capital stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for such shares of Common Stock.

                  (e) "Company" means Financial Pacific Company, a Washington corporation, and the successors and assigns hereof.

                  (f) "EBT" means the consolidated net income (or loss) of the Company and its subsidiaries, excluding (to the extent net income is reduced or increased or net loss is increased or reduced thereby), without duplication,
(a) provisions for taxes based on income, (b) extraordinary gains or losses, (c) gains or losses on the sale or disposal of assets other than in the ordinary course, (d) the cumulative effect of any changes in accounting principles, (e) the granting or modification of options under option (and similar) plans (other than legal and other costs incurred in connection with the establishment and administration of such plan), and (f) any Windward related expenses, in each case as shown on the Company's unaudited (or audited, with respect to any four fiscal quarters for which audited statements are otherwise available) consolidated financial statements for the four fiscal quarters of the Company ending immediately prior to the particular date on which the EBT calculation is being made, in each case calculated in accordance with GAAP.

                  (g) "Fair Market Value" shall have the meaning assigned to it in the Shareholders Agreement.

                  (h) "Good Reason" shall have the meaning ascribed to it in the Shareholders Agreement.

                  (i) "Incentive Stock Option" means an option within the meaning of section 422 of the Internal Revenue Code.

                  (j) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

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                  (k)      "Nonqualified Stock Option" means an option that is
not an Incentive Stock Option.

                  (l) "Option Period" means the period during which an option may be exercised pursuant to the terms of this Plan and the applicable option agreement.

                  (m) "Plan" means this 1998 Stock Option Plan as amended from time to time.

                  (n) "Qualifying Family Member" shall mean (i) the participant's spouse or children (including adopted children and step children) or (ii) a trust established for the exclusive benefit of such spouse and/or children who has been transferred options under the Plan pursuant to Section 15 hereof.

                  (o) "Recapitalization Agreement" means the Recapitalization and Plan of Merger Agreement, dated as of December 5, 1997, by and among the Company, Windward Capital Associates, L.P., a Delaware limited partnership ("Windward"), Windward/Merban, L.P., a Delaware limited partnership ("Windward/Merban"), Windward/Merchant, L.P., a Delaware limited partnership ("Windward/Merchant"), Windward/Badger FPC, L.L.C., a Delaware limited partnership ("Windward/Badger FPC"), The Northwestern Mutual Life Insurance Company and each of the shareholders of the Company set forth on the signature pages thereto.

                  (p) "Shareholders Agreement" means the Shareholders Agreement dated as of January 23, 1998, by and among the Company, the members of the Windward Group, the Majority Roll-Over Shareholders listed in the schedule attached thereto and the members of the Company's management listed in the Schedule of Other Shareholders attached thereto, and such other persons or entities who or which become parties to the Shareholders Agreement pursuant to the terms and conditions of the Shareholders Agreement.

                  (q) "Subsidiary" shall have the same meaning as set forth in the Recapitalization Agreement.

                  (r) "Voluntary Termination" shall have the meaning ascribed to it in the Shareholders Agreement.

                  (s) "Windward Group" means Windward, Windward/Merban, Windward/Merchant and Windward/Badger FPC, together with their Permitted Transferees (as defined in the Shareholders Agreement).

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                                    AMENDMENT
                                       TO
                            FINANCIAL PACIFIC COMPANY
                             1998 STOCK OPTION PLAN

         Effective April 13, 1999, the Board of Directors of Financial Pacific Company (the "Company") approved the following amendment to the Company's 1998 Stock Option Plan:

             10.(a)(1) Vesting Requirements for Management Options Granted in 1999. Except as otherwise expressly set forth herein, Management Options granted in 1999 shall vest over four years subject to the performance goals set forth in paragraph 10.(a) above, with 25% of the shares that are subject to such options vesting for each year in which the Company attains the target level set forth relating to the years 1999 through 2002.